Exhibit 99.1

BOQI International Medical Announces Fiscal Year 2020 Financial Results

New York, April 1, 2020 -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) announced its financial results for the fiscal year ended December 31, 2020.

Fiscal Year 2020 Financial Highlights:

●	Total revenues of $12,844,902 in the year ended December 31, 2020.

●	Gross profit of $2,442,817 in the year ended December 31, 2020.

●	Gross profit margin of 19% in the year ended December 31, 2020.

Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc., commented, “We are proud to announce that our revenues reached over $12.8 million in 2020 due to the acquisition of Guanzan Group, which generated millions of revenues from the wholesale distribution of both medical devices and pharmaceuticals. The acquisition of the Guanzan Group proved to be the cornerstone for our growth strategy. We are continuing with our strategy to build a comprehensive healthcare ecosystem through both organic growth and acquisitions, increasing shareholder value and achieving sustained profitability.”

Revenues

Revenues for the years ended December 31, 2020 and 2019 were $12,844,902 and $0, respectively. The revenues for the year ended December 31, 2020 were substantially attributable to the revenues of the Guanzan Group, which we acquired in March 2020, and to a limited degree, the revenues of the Pharmacy Group’s directly-owned stores.

As a result of accounting for the revenues of NF Energy and Boqi Zhengji as discontinued operations in 2020 and 2019, the Company did not report any revenues in 2019.

Revenues from the wholesale distribution of medical devices and pharmaceuticals generated revenues of $3,059,462 and $9,701,353, respectively, in the year ended December 31, 2020. Revenues from the retail pharmacy segment for the year ended December 31, 2020 were $84,087.

Cost of Revenues

Cost of revenues primarily consists of the cost of the medical devices, pharmaceuticals and other products sold to customers. Cost of revenues for the year ended December 31, 2020 was $10,402,085 compared with $0 for the year ended December 31, 2019. The increase reflected the costs associated with operations of the Guanzan Group.

Cost of revenue from the wholesale medical devices and the wholesale pharmaceuticals segments for the year ended December 31, 2020 were $2,481,616 and $7,850,315 respectively. Cost of revenue from the retail pharmacy segment for the year ended December 31, 2020 was $70,154.

Gross profit

For the year ended December 31, 2020, the Company had a gross profit margin of 19%.

The gross profit margin from wholesale distribution of medical devices and pharmaceuticals for the year ended December 31, 2020 were 18.9% and 19.1%, respectively. The retail pharmacy segment’s gross profit margin for the year ended December 31, 2020 was 16.6%.

Operating expenses

Operating expenses consist mainly of amortization of convertible notes, impairment loss of intangible assets and convertible notes issuance-related costs, auditing and legal service fees, other professional service fees and promotional expenses.

Operating expenses were $6,255,098 for the year ended December 31, 2020 compared to $985,974 for the year ended December 31, 2019, an increase of $5,269,124, or 534%. The increase is mainly due to amortization of convertible notes, and issuance-related costs for the convertible notes.

Operating expenses for the year ended December 31, 2020 consist mainly of amortization of the convertible notes in the amount of $2,091,927, meeting and promotional expenses in the amount of $938,086, depreciation and amortization expense of $56,041, audit fees of $329,693, convertible notes issuance-related costs in the amount of $211,425, legal fees of $172,575, and other professional service fees in the amount of $880,505.

For the year ended December 31, 2020, operating expenses of $4,365,751 were allocated to the parent company, which include amortization of convertible notes of $2,091,927 and professional service fees of $903,573. Operating expenses of the wholesale medical devices segment for the year ended December 31, 2020 were $88,932. Operating expenses of the wholesale pharmaceuticals segment for the year ended December 31, 2020 were $842,421. Operating expenses of the retail pharmacy segment for the year ended December 31, 2020 were $376,415.

Other income (expenses)

For the year ended December 31, 2020, we reported other income of $460,552 compared to other expense of $550,057 for the year ended December 31, 2019. For the year ended December 31, 2020, other income mainly consisted of the exchange gains resulting from the appreciation of the RMB against the US dollar during 2020; and amortization of the discount applicable to the issuance of convertible promissory notes.

For the year ended December 31, 2019, other loss of $550,057 mainly consisted of: (i) the change in fair value of derivative liabilities related to the convertible promissory notes issued during 2019; and (ii) amortization of the discount applicable to the issuance of convertible promissory notes.

Net loss from continuing operation

Net loss from continuing operations was $3,786,035 for the year ended December 31, 2020 compared to a net loss of $1,536,031 for the year ended December 31, 2019, an increase of $2,250,004, which was primarily a result of the significantly increased operating expense of the parent company and the operating expenses of the Guanzan Group.

Income (Loss) from operations of discontinued operations

As a result of the plans to dispose of the NF Group and Boqi Zhengji and the actions taken to fulfill the plans, the businesses of the NF Group and Boqi Zhengji are recorded as discontinued operations in accordance with ASC 205-20 Presentation of Financial Statements – Discontinued Operation and the results of the operations of the NF Group and Boqi Zhengji are presented under the line item net loss from discontinued operations for the years ended December 31, 2020 and 2019.

Income from the discontinued operation was $1,908,110 for the year ended December 31, 2020 compared to a loss of $2,916,248 for the year ended December 31, 2019, which was primarily due to the income recognized upon the disposal of the NF Group and Boqi Zhengji.

Net Loss

The Company reported a net loss of $1,877,925 for the year ended December 31, 2020 compared to a net loss of $4,452,279 for the year ended December 31, 2019, a decrease of $2,574,354.

Liquidity and Capital Resources

At December 31, 2020, the Company had cash of $135,309 and working capital of $9,619,274 as compared to cash of $1,601 and working capital of $8,512,585 at December 31, 2019.

About BOQI International Medical Inc.

BOQI International Medical Inc. (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the Company determined to focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: BIMI@dgipl.com

BOQI INTERNATIONAL MEDICAL, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2020	2019
ASSETS
CURRENT ASSETS
Cash	$135,309	$1,601
Restricted cash	-	-
Accounts receivable, net	6,686,552	-
Advances to suppliers	2,693,325	-
Amount due from related parties	-	-
Inventories, net	735,351	-
Prepayments and other receivables	14,880,526	7,843
Operating lease-right of use assets	53,425	-
Assets from discontinued operations	-	30,052,334
Total current assets	25,184,488	30,061,778

NON-CURRENT ASSETS
Deferred tax assets	193,211	-
Property, plant and equipment, net	910,208	-

Goodwill	6,914,232	-
Total non-current assets	8,017,651	-

TOTAL ASSETS	$33,202,139	$30,061,778

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term loans	$904,228	$-
Long-term loans due within one year	34,201	-
Convertible promissory notes, net	3,328,447	107,383
Derivative liability	-	1,272,871
Accounts payable, trade	5,852,050	-
Advances from customers	194,086	-
Amount due to related parties	226,514	382,037
Taxes payable	773,649	-
Other payables and accrued liabilities	4,228,976	5,837,931
Lease liability-current	23,063	-
Liabilities from discontinued operations	-	13,948,971
Total current liabilities	15,565,214	21,549,193

Lease liability-non current	22,457	-
Long-term loans - non-current	720,997	-
Total non-current liabilities	743,454	-

TOTAL LIABILITIES	16,308,668	21,549,193

EQUITY
Common stock, $0.001 par value; 50,000,000 shares authorized; 13,254,587 and 9,073,289 shares issued and outstanding as of December 31, 2020 and 2019, respectively	13,254	9,073
Additional paid-in capital	26,344,920	15,643,825
Statutory reserves	2,263,857	2,227,634
Accumulated deficit	(12,914,973)	(10,881,667)
Accumulated other comprehensive income	1,003,392	1,683,770
Total BOQI International Medical Inc.’s equity	16,710,450	8,682,635

NON-CONTROLLING INTERESTS	183,021	(170,050)

Total equity	16,893,471	8,512,585

Total liabilities and equity	$33,202,139	$30,061,778

BOQI INTERNATIONAL MEDICAL, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

GAIN/LOSS

	For the Year Ended December 31
	2020	2019
REVENUES	12,844,902	-

COST OF REVENUES	10,402,085	-

GROSS PROFIT(LOSS)	2,442,817	-

OPERATING EXPENSES:
Sales and marketing	783,134	-
General and administrative	5,471,964	985,974
Total operating expenses	6,255,098	985,974

LOSS FROM OPERATIONS	(3,812,281)	(985,974)

OTHER INCOME (EXPENSE)
Interest income	304	-
Interest expense	(84,913)	(6,347)
Exchange gains	547,114	-
Other expense	(1,953)	(543,710)
Total other income (expense), net	460,552	(550,057))

LOSS BEFORE INCOME TAXES	(3,351,729)	(1,536,031)

PROVISION FOR INCOME TAXES	434,306	-

NET LOSS FROM CONTINUING OPERATIONS	(3,786,035)	(1,536,031)

DISCONTINUED OPERATIONS
Income (loss) from operations of discontinued operations	1,908,110	(2,916,248)

NET LOSS	(1,877,925)	(4,452,279)
Less: net income (loss) attributable to non-controlling interest	119,158	(13,714)
NET LOSS ATTRIBUTABLE TO BOQI INTERNATIONAL MEDICAL INC.	$(1,997,083)	$(4,438,565)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(941,957)	(110,557)

TOTAL COMPREHENSIVE LOSS	(2,819,882)	(4,562,836)
Less: comprehensive loss attributable to non-controlling interests	(17,113)	(19,739)
COMPREHENSIVE LOSS ATTRIBUTABLE TO BOQI INTERNATIONAL MEDICAL INC.	$(2,802,769)	$(4,543,097)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	10,672,814	8,169,179

INCOME/(LOSS) PER SHARE
Continuing operation-Basic and diluted	$(0.36)	$(0.19)
Discontinued operation-Basic and diluted	$0.18	$(0.36)
Basic and diluted	$(0.18)	$(0.55)